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                                                                    Exhibit 99.1

               NEWS RELEASE_____________________________________________________

               Contact Information:
[Callisto      Marty Tullio, Managing Member      Gary S. Jacob, Ph.D., CEO
Pharma-        McCloud Communications, LLC        Callisto Pharmaceuticals, Inc.
ceuticals      949.566.9860                       212.297.0010
LOGO]          marty@McCloudCommunications.com

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       CALLISTO PHARMACEUTICALS ANNOUNCES $4.84 MILLION PRIVATE PLACEMENT


NEW YORK, NEW YORK - April 19, 2004 - Callisto Pharmaceuticals, Inc. (OTCBB:CLSP), a biopharmaceutical company primarily focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease, announced today the completion of a private placement of approximately 2.15 million shares of its common stock at a per share price of $2.25, for aggregate gross proceeds of approximately $4.84 million. The placement was managed by Punk Ziegel & Company.

"We are pleased with the support and confidence this excellent group of investors has shown in Callisto by their participation in this financing," said Callisto CEO and CSO Dr. Gary S. Jacob. "Callisto intends to use a portion of the net proceeds from the private placement for working capital and to further the clinical trials of our lead drug candidate, Atiprimod."

The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Callisto has agreed to file a registration statement covering resales of the shares by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Callisto Pharmaceuticals, Inc.
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Callisto is a biopharmaceutical company primarily focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease. Callisto's lead drug candidate, Atiprimod, which is about to enter a Phase I/IIa clinical trial in relapsed multiple myeloma patients, is a small-molecule, orally available drug with antiproliferative and antiangiogenic activity. Callisto also has programs focused on a site-directed DNA intercalation technology for the development of new cancer therapies, the development of an analog of the human intestinal hormone, uroguanylin, to treat colon cancer and gastrointestinal inflammation, and drugs against staphylococcal and streptococcal bioweapons, to protect against the devastating effects of toxic shock syndrome. Callisto has two operating subsidiaries, Callisto Research Labs, LLC and Synergy Pharmaceuticals Inc. Callisto has an exclusive worldwide license from AnorMED Inc. to develop, manufacture, use and sell Atiprimod. For additional information, visit www.callistopharma.com.
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Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-KSB for the year ended December 31, 2003 as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

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